FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

•	Q1 Net Income of $83 Million, or $0.24 Per Share, Compared With Prior Year Net Income of $55 Million, or $0.15 Per Share

•	Home Sale Revenues Increased 28% to $1.4 Billion; Closings Higher by 17% to 3,945 Homes

•	Gross Margin of 21.9% is Consistent with Prior Guidance and Reflects 80 Basis Points of Decrease Associated with the Q1 2016 Wieland Asset Purchase

•	Value of Net New Orders Increased 24% to $2.1 Billion; Net New Order Units Up 10% to 5,652 Homes

•	Backlog Value Up 31% to $3.4 Billion; Unit Backlog Increased 15% to 8,755 Homes

•	Repurchased $50 Million of Stock in the Quarter

ATLANTA - April 21, 2016 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2016. For the quarter, the Company reported net income of $83 million, or $0.24 per share, compared with prior year net income of $55 million, or $0.15 per share.

“PulteGroup has gotten off to a strong start in 2016, with increased investment driving growth in the business as the value of net new orders increased 24% to $2.1 billion and our backlog expanded by 31% to $3.4 billion,” said Richard J. Dugas, Jr., Chairman and CEO of PulteGroup. “We continued to deliver strong margin performance through our focus on better community locations, strategic pricing and construction efficiencies, while enhancing our overall liquidity and maintaining a superior balance sheet that gives us the flexibility to capitalize on market opportunities as they develop.”

“Looking to the broader housing market, we remain pleased with overall demand and expect new home sales will continue to move higher over the coming years as the industry benefits from an improving economy, ongoing employment and wage gains, low interest rates, a limited supply of homes and the gradual release of pent-up demand,” added Dugas. “We believe our business is extremely well positioned to be successful in this type of operating environment given our disciplined investment practices and focus on investing in high returning projects.”

Home sale revenues for the first quarter were $1.4 billion, an increase of 28% over the prior year. Higher revenues for the quarter were driven by a 17% increase in closings to 3,945 homes in combination with a 9% increase in average selling price to $353,000.

Home sale gross margin for the quarter was 21.9%, in line with Company guidance. Margins for the period were reduced by approximately 80 basis points associated with the Company’s recent purchase of substantially all of the assets of John Wieland Homes and Neighborhoods.

Homebuilding SG&A expense for the period was $191 million, or 13.7% of home sale revenues, compared with $161 million, or 14.8% of home sale revenues, in the prior year.

“Our SG&A increased due to our investment in the incremental workforce necessary to manage the 41% increase in homes we have under construction and the $4 million of transaction costs associated with the Wieland transaction, but has importantly decreased 110 basis points as a percentage of revenue as we gained overhead leverage due to the increase in our deliveries this quarter,” said Bob O’Shaughnessy, Executive Vice President and CFO.  “We expect a slight decline in our quarterly SG&A spend through the balance of 2016, and currently project our full year SG&A to be approximately $730 million, or approximately 10% of our revenues.”

For the quarter, the dollar value of net new orders increased 24% over the prior year to $2.1 billion, while net new orders increased 10% to 5,652 homes. For the quarter, the Company operated out of 709 communities, which represents an increase of 16% over last year. Community count for the quarter included 49 communities acquired as part of the Wieland transaction. Excluding the acquired Wieland communities, absorption paces in the first quarter were comparable with the prior year quarter.

PulteGroup’s backlog at quarter end totaled 8,755 homes valued at $3.4 billion, compared with prior year backlog of 7,624 homes valued at $2.6 billion. The average sales price in backlog of $384,000, which is up 14% over the prior year, reflects the ongoing shift in the mix of homes sold toward more move-up product, as well as the inclusion of luxury homes offered in Wieland communities.

Benefitting from increased closing volumes, the Company's financial services operations reported pretax income of $10 million for the quarter, compared with pretax income of $5 million in the prior year. Mortgage capture rate for the quarter was 81% compared with 82% in the comparable prior year period.

The Company’s reported income tax expense of $35 million, which represents an effective tax rate of 29.5%, includes a reduction of approximately $10 million relating to the favorable resolution of certain state income matters. The Company currently estimates that its normalized tax rate for future quarters will be in line with its previous guidance of 38%.

The Company ended the quarter with $1.0 billion of cash, of which $465 million will be used to retire bonds maturing in May 2016. On a pro forma basis, adjusting for the repayment of these bonds, the Company’s debt-to-total capital ratio falls to 35%, down from the 39% currently reported.

During the quarter, the Company repurchased 3.1 million common shares for $50 million, or an average price of $16.36 per share.

A conference call discussing PulteGroup's first quarter results is scheduled for Thursday, April 21, 2016, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements
This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Homebuilding
Home sale revenues	$1,394,243	$1,088,158
Land sale revenues	2,487	17,542
	1,396,730	1,105,700
Financial Services	35,848	27,598
Total revenues	1,432,578	1,133,298

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,089,329	841,145
Land sale cost of revenues	2,028	13,378
	1,091,357	854,523
Financial Services expenses	26,119	22,541
Selling, general, and administrative expenses	191,015	161,312
Other expense (income), net	5,874	(883)
Income before income taxes	118,213	95,805
Income tax expense	34,913	40,834
Net income	$83,300	$54,971

Per share:
Basic earnings	$0.24	$0.15
Diluted earnings	$0.24	$0.15
Cash dividends declared	$0.09	$0.08

Number of shares used in calculation:
Basic	347,815	366,748
Effect of dilutive securities	2,662	3,362
Diluted	350,477	370,110

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2016	December 31, 2015

ASSETS

Cash and equivalents	$995,696	$754,161
Restricted cash	22,419	21,274
House and land inventory	6,202,479	5,450,058
Land held for sale	85,017	81,492
Residential mortgage loans available-for-sale	290,578	442,715
Investments in unconsolidated entities	53,090	41,267
Other assets	686,163	660,835
Intangible assets	163,185	110,215
Deferred tax assets, net	1,344,853	1,394,879
	$9,843,480	$8,956,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$331,932	$327,725
Customer deposits	223,692	186,141
Accrued and other liabilities	1,294,892	1,284,273
Income tax liabilities	33,460	57,050
Financial Services debt	118,614	267,877
Term loan	498,817	498,423
Senior notes	2,568,546	1,576,082
	5,069,953	4,197,571
Shareholders' equity	4,773,527	4,759,325
	$9,843,480	$8,956,896

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$83,300	$54,971
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	50,026	40,805
Depreciation and amortization	13,113	11,062
Share-based compensation expense	9,355	8,280
Other, net	4,447	4,810
Increase (decrease) in cash due to:
Restricted cash	(1,145)	(1,686)
Inventories	(381,910)	(230,993)
Residential mortgage loans available-for-sale	151,886	119,976
Other assets	(25,133)	(3,830)
Accounts payable, accrued and other liabilities	31,999	(28,792)
Net cash provided by (used in) operating activities	(64,062)	(25,397)
Cash flows from investing activities:
Capital expenditures	(9,460)	(14,517)
Cash used for business acquisition	(430,011)	—
Other investing activities, net	(12,281)	4,632
Net cash used in investing activities	(451,752)	(9,885)
Cash flows from financing activities:
Proceeds from debt issuance	991,575	—
Repayments of debt	(702)	—
Borrowings under revolving credit facility	220,000	—
Repayments under revolving credit facility	(220,000)	—
Financial Services borrowings (repayments)	(149,263)	(72,678)
Stock option exercises	52	6,596
Share repurchases	(52,745)	(107,955)
Dividends paid	(31,568)	(29,616)
Net cash provided by (used in) financing activities	757,349	(203,653)
Net increase (decrease) in cash and equivalents	241,535	(238,935)
Cash and equivalents at beginning of period	754,161	1,292,862
Cash and equivalents at end of period	$995,696	$1,053,927

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(23,124)	$(21,412)
Income taxes paid (refunded), net	$1,212	$(1,997)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
HOMEBUILDING:
Home sale revenues	$1,394,243	$1,088,158
Land sale revenues	2,487	17,542
Total Homebuilding revenues	1,396,730	1,105,700

Home sale cost of revenues	1,089,329	841,145
Land sale cost of revenues	2,028	13,378
Selling, general, and administrative expenses	191,015	161,312
Other expense (income), net	5,925	(883)
Income before income taxes	$108,433	$90,748

FINANCIAL SERVICES:
Income before income taxes	$9,780	$5,057

CONSOLIDATED:
Income before income taxes	$118,213	$95,805

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Home sale revenues	$1,394,243	$1,088,158

Closings - units
Northeast	262	248
Southeast (a)	826	612
Florida	745	601
Midwest	552	569
Texas	775	746
West	785	589
	3,945	3,365
Average selling price	$353	$323

Net new orders - units
Northeast	378	437
Southeast (a)	1,052	938
Florida	923	911
Midwest	994	763
Texas	1,121	1,117
West	1,184	973
	5,652	5,139
Net new orders - dollars (b)	$2,113,973	$1,708,390

Unit backlog
Northeast	560	650
Southeast (a)	1,689	1,294
Florida	1,452	1,312
Midwest	1,531	1,382
Texas	1,691	1,644
West	1,832	1,342
	8,755	7,624
Dollars in backlog	$3,359,157	$2,564,092

(a)	Southeast includes the acquisition in January 2016 of substantially all of the assets of JW Homes ("Wieland").

(b)
Net new orders excludes backlog acquired from Wieland in January 2016. Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015
MORTGAGE ORIGINATIONS:
Origination volume	2,548	2,116
Origination principal	$666,647	$514,788
Capture rate	81.1%	81.6%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Interest in inventory, beginning of period	$149,498	$167,638
Interest capitalized	35,284	30,803
Interest expensed	(26,129)	(31,554)
Interest in inventory, end of period	$158,653	$166,887